Exhibit 10.57

AGREEMENT AND PLAN OF MERGER

among

TRIQUINT SEMICONDUCTOR, INC.

ML ACQUISITION, INC.

and

WJ COMMUNICATIONS, INC.

dated as of March 9, 2008

i

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2008 (this “Agreement”), among TriQuint Semiconductor, Inc., a Delaware corporation (“Parent”), ML Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and WJ Communications, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the board of directors of the Company (the “Board of Directors”) has considered the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”) has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, have approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the location designated by the Company at a local time and a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The parties shall use commercially reasonable efforts to proceed to Closing as soon as possible.

SECTION 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

SECTION 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is WJ Communications, Inc.”.

(b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

SECTION 1.6 Directors. Subject to applicable Law, the directors of the Company shall resign as directors effective immediately prior to the Effective Time, and the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(d), 2.1(e) and 5.5(a)(i) and (ii), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $1.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Company, Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company, or any Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands appraisal shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal and (B) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options, the Restricted Stock and the PARSUs, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the amounts payable pursuant to Section 5.5(a) (the “Option and Stock-Based Award Consideration”) (such cash referred to in this Section 2.2(a) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, and (y) to each holder of a Company Stock Option, Restricted Stock or PARSU, instructions for use in effecting the surrender of Company Stock Options, Restricted Stock or PARSUs and delivery of such other documents as may be reasonably required by the Surviving Corporation and Parent in exchange for Option and Stock-Based Award Consideration. No interest shall be paid or accrued on such amounts.

(ii) Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares previously represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, Restricted Stock or PARSUs, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Restricted Stock or PARSUs, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon will affect the amounts payable to holders of Shares, Company Stock Options, Restricted Stock or PARSUs pursuant to this Agreement. Any interest and other income resulting from such investments shall become part of the Exchange Fund.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue Merger Consideration in exchange for such lost, stolen or destroyed Certificate as though the Certificate had been duly surrendered or presented to the Paying Agent pursuant to this Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) or in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization, has all requisite power and authority (corporate or otherwise) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or with active status, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that would prevent or materially delay or materially impair the ability of the Company to consummate the Merger, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company and its Subsidiaries operate in the United States or the economy or the financial, securities or credit markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (ii) changes in applicable Law, GAAP or accounting standards or the interpretation or application thereof, or (iii) any actions required under this Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by this Agreement or (iv) failure, in and of itself, to meet any expected financial or operating performance projections or targets including analyst projections. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and amended and restated bylaws, each as amended through the date of this Agreement. A true and complete list of the Subsidiaries is set forth in Section 3.1 of the Company Disclosure Schedule. Except as disclosed in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or similar organizational documents of each Subsidiary of the Company, each as amended. Neither the Company nor any Subsidiary is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents.

SECTION 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of March 2, 2008, (i) 68,709,539 shares of Company Common Stock were issued and outstanding (which number includes 169,462 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) 2,420,123 shares of Company Common Stock were held in treasury, (iii) 25,000,000 shares of Company Common Stock were authorized and reserved for issuance under the Amended and Restated 2000 Stock Incentive Plan, as amended, 2001 Employee Stock Incentive Plan, as amended, Amended and Restated 2000 Non-employee Director Stock Compensation Plan, as amended, 2001 Employee Stock Purchase Plan and any other stock option plan, program or agreement maintained by the Company or to which the Company is a party (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after March 2, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of March 2, 2008 (the “Measurement Date”), with respect to (i) each outstanding Company Stock Option, (ii) each outstanding award of PARSUs and Restricted Stock (“Company Stock-Based Awards”) and (iii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”): (1) the particular plan pursuant to which the award was granted; (2) the number of Shares issuable thereunder or with respect thereto; (3) the vesting schedule; (4) the date and expiration date of the award; (5) the exercise price (if any) thereof; and (6) whether the vesting, exercisability of or right to repurchase of such award will be accelerated or affected in any way by the transactions contemplated by this Agreement. From the close of business on the Measurement Date until the date of this Agreement, other than in the ordinary course of business, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock-Based Awards have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options outstanding on the Measurement Date and Shares issued pursuant to the settlement of Company Stock-Based Awards outstanding on the Measurement Date, in each case in accordance with their terms. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens).

SECTION 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders and to declare the advisability of this Agreement and (iii) subject to the other provisions of this agreement, to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as rights to indemnify hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the DGCL, including, but not limited to, the filing of the Certificate of Merger (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the Securities Act of 1933 (the “Securities Act”), (v) applicable state securities or “blue sky” Laws, (vi) the rules and regulations of NASDAQ Global Market (“NASDAQ”), and (vii) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States or non-United States (including European Union) national, state, provincial, municipal or local government, governmental, administrative or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company made available to Parent (or notes thereto or securing liabilities reflected on such balance sheet) or (D) securing indebtedness not in excess of $100,000 (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) assuming receipt of the Company Stockholder Approval, conflict with or violate any applicable Laws, other than, in the case of clause (i), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company or any of its Subsidiaries is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, other than those the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2006 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder in all material respects, (ii) complied in all material respects with applicable Laws, and (iii) did not contain any untrue statement of a material fact or omit to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2005 and all responses to such comment letters filed by or on behalf of the Company. To the Company’s knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2005, except as disclosed in the Company SEC Documents.

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents were prepared in accordance with GAAP and complied as to form in all material respects with the requirements of Regulation S-X of the SEC, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has timely made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. As of September 30, 2007 and to the Company’s knowledge thereafter it maintains disclosure controls and procedures that comply with Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings. As of September 30, 2007 and to the Company’s knowledge thereafter, as of the date of this Agreement, (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) nor (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in all material respects and to maintain asset accountability, The Company has made available to Parent complete and correct copies of, all material written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls since December 31, 2006.

(f) Since September 30, 2007, as of the date of this Agreement, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) Since December 31, 2006, the Company has maintained a compliance hotline for the anonymous reporting of complaints regarding accounting or auditing matters and has not received any material complaints related to the Company’s accounting or auditing practices nor has there been any internal investigations regarding material accounting or revenue recognition matters.

SECTION 3.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, (b) for liabilities incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since September 30, 2007 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.6 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company, its Subsidiaries and their respective businesses and activities, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.6(a), no representation or warranty shall be deemed to be made in this Section 3.6(a) in respect of the matters referenced in Section 3.4(a), or in respect of environmental matters, which are governed by Section 3.7 hereof, Tax matters, which are governed by Section 3.12 hereof, employee benefits matters, which are governed by Section 3.8 hereof, or labor Law matters, which are governed by Section 3.13 hereof.

(b) The Company and its Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to be in full force and effect or where the suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Entity or is required to be a party to any special security arrangement with a Governmental Entity to conduct any material portion of its business.

SECTION 3.7 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since September 30, 2007, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.7. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession.

(b) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

SECTION 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (the “Company Benefit Plans”) that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (iii) for any Company Benefit Plan intended to be a tax-qualified retirement plan, the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, or if the Company Benefit Plan is maintained under a pre-approved prototype plan, the IRS opinion letter ruling on the prototype plan.

(c) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan that would, individually or in the aggregate, result in any material liability for the Company and its Subsidiaries taken as a whole; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, administrators or trustees under such plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any material liability of the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of any material benefits or the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) limit the ability to amend or terminate any Company Benefit Plan or related trust.

SECTION 3.9 Absence of Certain Changes or Events. Since September 30, 2007, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect, and (iii) none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

SECTION 3.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company or any of its Subsidiaries and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity in each case of clause (a) or (b), which would be reasonably likely, individually or in the aggregate, to exceed $100,000.

SECTION 3.11 Proxy Statement; Other Information. None of the information provided by the Company or its Representatives to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, the rules of NASDAQ, and applicable Laws. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 3.12 Tax Matters.

(a) Except as would not be reasonably likely, individually or in the aggregate, to exceed $100,000, (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code Section 162(m), (v) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring since January 1, 2006 that was intended to be governed by Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code, (viii) the Company is not the beneficiary of any extension of time within which to file any material Tax Return, (ix) to the Company’s knowledge there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the material assets of the Company, (x) the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and does not have any liability for the Taxes of any person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (xi) the Company is not a party to or bound by any tax allocation or sharing agreement.

(b) The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since January 1, 2004.

(c) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

SECTION 3.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries. There are no pending material representation petitions involving either the Company or any of its Subsidiaries before the National Labor Relations Board or any state labor board, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements. The Company and each of its Subsidiaries are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

(c) To the knowledge of the Company, substantially all current employees of the Company and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with the Company, a form of which has previously been made available to Parent. To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others, the consequences of which would have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no significant group of employees or material number of employees of the Company has threatened to terminate employment with the Company.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all registered U.S. and foreign patents and patent applications, (ii) all registered U.S. and foreign trademarks, service marks and trade names in all countries of the world, (iii) all U.S. and foreign copyright registrations and applications for registration of copyrights and (iv) all registered internet domain names and applications for registration of internet domain names, in each case, that are owned or controlled (in the sense of having the exclusive right to license others) by the Company or any Subsidiary (collectively, the “Company Registered Intellectual Property”).

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a list of all Licenses relating to patents, patent applications, inventions, know-how, technology, or the like that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted and a list of all Licenses relating to trademarks, service marks, trade names, copyrights, domain names, Software and other Intellectual Property that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted, in each case, to which the Company or a Subsidiary is a party, other than (i) nondisclosure agreements entered into in the ordinary course of business, (ii) licenses of commercially available, off-the-shelf or shrink-wrap computer software having a value of less than $150,000, and (iii) agreements entered into with the Company’s customers or prospective customers that do not materially differ from Company’s standard form agreements attached to Section 3.14(b) of the Company Disclosure Schedule. “Licenses” mean (i) licenses of Intellectual Property by the Company or a Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or a Subsidiary, and (iii) agreements between the Company or a Subsidiary and third parties relating to the development or use of Intellectual Property.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), intellectual property of any type, registered or unregistered and however denominated, including all material trademarks, service marks, trade names, and other brand or source identifiers, together with the goodwill associated therewith, copyrights, copyrightable works, mask works, patents, patent applications and invention registrations, know-how, trade secrets and other confidential and proprietary information, including registrations and applications for registration of any of the foregoing, and rights to sue and other choices of action arising from any of the foregoing (collectively, the “Intellectual Property”), as such Intellectual Property is used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, dilution, or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and neither the Company nor any of its Subsidiaries has received an “invitation to license” or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (iv) to the knowledge of the Company, no person is infringing, diluting, or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of Intellectual Property rights owned by or licensed to the Company or any of its Subsidiaries, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means. The Company and its Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice required to maintain the confidentiality of their trade secrets and material confidential Intellectual Property and to protect, preserve, and maintain the validity and effectiveness of its Intellectual Property, including, but not limited to, paying all applicable fees related to the registration, maintenance, and renewal of such owned Intellectual Property. To the knowledge of the Company, the Company Registered Intellectual Property that is issued or registered is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d) To the knowledge of the Company, each License of material Company Intellectual Property is valid and enforceable, is binding on all parties to such License, and is in full force and effect in all material respects. None of the Company, any Subsidiary or, to the knowledge of the Company, any other party to any License of material Company Intellectual Property is in material breach thereof or default thereunder.

(e) The Merger, including the assignment by operation of Law or otherwise of any License or Material Contract to the Surviving Corporation, will not result in: (i) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any non-compete or other material restriction on the operation of any business of Parent or any subsidiary of Parent, or (ii) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any Intellectual Property of Parent or any subsidiary of Parent (including a covenant not to sue).

(f) Section 3.14(f) of the Company Disclosure Schedule sets forth a true and complete list of all Company computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation that are material to the conduct of material business of the Company and the Subsidiaries as currently conducted (“Software”). To the Company’s knowledge, as of the date of this Agreement, the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, used by the Company or its Subsidiaries in the operation of their material business (the “Company IT Assets”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the material business of the Company and its Subsidiaries as currently conducted. Except as would not be material to the business of the Company and the Subsidiaries as currently conducted, the Company IT Assets as of the date of this Agreement, have not materially malfunctioned or failed within the past three (3) years and to the knowledge of the Company do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Company IT Assets.

SECTION 3.15 Real Property; Title to Assets.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a list of the addresses of all real property currently or to the knowledge of the Company formerly owned by the Company or any Subsidiary of the Company (the “Owned Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title in fee simple to each of the currently Owned Real Properties free and clear of all leases, tenancies, options to purchase or lease, rights of first refusal, claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Property Encumbrances”), except (A) leases to a Subsidiary of the Company that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a list of all leases, with reference to the addresses for all real property currently or to the knowledge of the Company formerly leased to the Company or any Subsidiary of the Company (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good leasehold title with respect to each of the currently Leased Real Properties, subject only to (A) subleases to a Subsidiary of the Company that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens; (ii) each lease of the currently Leased Real Properties is in full force and effect and is legal, valid and binding in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally; and (iii) there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any

Subsidiary or, to the Company’s knowledge, by the other party to such lease, or person in the chain of title to such leased premises.

(c) Except as would not have a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used.

(d) Except as would not have a Company Material Adverse Effect, each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for such imperfections of title, if any, that do not materially interfere with the use of the subject property.

SECTION 3.16 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract

(i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) containing covenants binding upon the Company or any of its affiliates that materially restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete with any person or in any geographic area;

(iii) relating to the lease or license of any material asset, including material Intellectual Property;

(iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement

(v) that contemplates an exchange of consideration with a value of more than $150,000, in the aggregate, over the term of such contract or agreement, other than contracts or agreements made in the ordinary course of business;

(vi) evidencing Indebtedness for borrowed money in excess of $50,000;

(vii) relating to joint venture, partnership, and business acquisition or divestiture agreements;

(viii) relating to issuances of securities of the Company or any Subsidiary, other than agreements relating to the issuance of awards under the Company Stock Plans;

(ix) obligating the Company or any Subsidiary to indemnify any third party for amounts that could be material to the Company other than agreements made in the ordinary course of business;

(x) relating to, distributor, manufacturer’s representative, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company or a Subsidiary in an amount exceeding $100,000 individually except in the case of distributors and manufacturer’s representatives which shall have no dollar threshold;

(xi) with other consultants (excluding contracts for employment or service), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(xii) whereby the Company or any Subsidiary receives economic incentives, Tax abatements, Tax holiday or other Tax or economic benefits from any Governmental Entity in excess of $50,000; or

(xiii) with any Governmental Entity to which the Company or any Subsidiary is a party in excess of $50,000;

(all contracts of the type described in this Section 3.16(a), together with all Material Leases, all material employment agreements and the Company Benefit Plans, being referred to herein as “Company Material Contracts”).

(b) Each Company Material Contract is a legal, valid and binding agreement except to the extent they have previously expired in accordance with their terms, or except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts except as filed with the SEC, including any amendments thereto.

SECTION 3.17 Finders or Brokers. Except for the Advisor (as defined below), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 3.18 Insurance. The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company, its Subsidiaries, and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound. The annual premium amount of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries is set forth on Section 3.18 of the Company Disclosure Schedule.

SECTION 3.19 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 3.20 Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other person, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been disclosed prior to the date of this Agreement (such transactions referred to herein as “Affiliate Transactions”).

SECTION 3.21 Opinion of Financial Advisor. The Board has received the opinion of Thomas Weisel Partners LLC (the “Advisor”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view.

SECTION 3.22 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

SECTION 3.23. Customers. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of the Company’s top ten customers for the period ended December 31, 2007. As of the date of this Agreement, no customer that accounted for more than five percent of the Company’s consolidated revenues during the 2007 calendar year, (a) has cancelled or otherwise terminated any master purchase contract with the Company or any Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary in excess of $50,000, or (c) to the Company’s knowledge, has threatened, or notified the Company of its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services. To the Company’s knowledge, since January 1, 2007 neither the Company nor any Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer of the Company or a Subsidiary.

SECTION 3.24. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Company Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that Parent and Merger Sub and their representatives have been afforded the opportunity, prior to the date hereof, to ask questions of, and receive answers from the Company and its management, it is understood that any responses from or other information provided by the Company, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Company except as otherwise set forth herein or in the Company Disclosure Schedule.

SECTION 3.25. Certain Business Practices. None of the Company, any Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; or (c) made any payment in the nature of criminal bribery.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or

(iii) assuming that all consents, approvals and other authorizations described in Section 3.3(b) have been obtained and that all filings and other actions described in Section 3.3(b) have been made or taken, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 4.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.6 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

SECTION 4.7 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 4.8 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

SECTION 4.9 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

SECTION 4.10 Adequate Funds. Parent has the cash required to pay the Merger Consideration and to pay all other amounts payable by Parent or Merger Sub pursuant to this Agreement. Parent and Merger Sub are unaware of any facts or circumstances that could result in Parent or Merger Sub not having sufficient funds to consummate the Merger and the transactions contemplated by this Agreement.

SECTION 4.11 Opportunity to Meet and No Additional Representations. Parent acknowledges that, it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection, forecast, estimate or budget relating to the Company or any of its Subsidiaries, whether or not included in any management presentation, disclosure or otherwise delivered to or made available to Parent or Merger Sub or any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries

ARTICLE V

CERTAIN AGREEMENTS

SECTION 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business in a manner generally consistent with past practice, and the Company shall use its reasonable best efforts (with the reasonable cooperation of Parent and Merger Sub and their Affiliates) to (1) preserve intact its and its Subsidiaries’ present business organization and capital structure; (2) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (3) keep available the services of present officers and employees (as a group), provided that it would not cause the Company to incur any material additional cost; and (4) maintain the current relationships with its lenders, customers, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company) other than a dividend or distribution by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, (A) hire additional employees, except hiring in the ordinary course of business, (B) except as required by existing written agreements, increase the compensation or other benefits payable or provided to the Company’s present or former directors, officers or employees, except in the ordinary course of business consistent with past practice in the compensation of employees of the Company who are not directors or officers of the Company, (C) except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to attract a new employee to replace an agreement with a departing employee, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (3) for severance agreements entered into with employees (other than officers) in the ordinary course of business consistent with past practice in connection with terminations of employment), or (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement or (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except in the case of clause (y) only, for such amendments as may be required to cause such plan, trust, fund, policy or arrangement to comply with Section 409A of the Code so as to avoid the imposition of additional tax with respect thereto);

(iv) shall not, and shall not permit any of its Subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to:

(A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (1) issuances of a maximum of 10,360,201 shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards in each case outstanding on the date of this Agreement and as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, (2) issuances of a maximum of 215,000 shares of Company

Common Stock, to new hires in the ordinary course of business consistent with past practice, provided that such issuances will not be on terms that would require such transactions to be set forth in Section 3.8(d) of the Company Disclosure Schedule and (3) issuances of a maximum of 260,000 shares of Company Common Stock, on or before May 16, 2008, under the 2001 Employee Stock Purchase Plan;

(B) take any action to cause to be exercisable any otherwise unexercisable Company Stock Options, or take any action to cause to become vested any otherwise unvested Restricted Stock or PARSUs (except to the extent such exercisability or vesting occurs automatically by the terms of the agreements relating to the Company Stock Options, Restricted Stock or PARSUs upon the consummation of the Merger, or as otherwise expressly provided by the terms of this Agreement); or

(C) amend any agreements relating to Company Stock Options, Restricted Stock or PARSUs, or adjust the number, kind or exercise price of shares subject to outstanding stock options under any existing stock option plan or subject to agreements relating to Restricted Stock or PARSUs (except as otherwise expressly provided by the terms of this Agreement).

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for the repurchase or reacquisition of securities in connection with the termination of service of any employee, director or consultant of the Company or any Subsidiary and in connection with net issuances related to Company Stock Options, Restricted Stock or PARSUs;

(viii) shall not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets (other than (A) any License of Intellectual Property to the Company and the Subsidiaries that is not material to the business of the Company and the Subsidiaries, taken as a whole, as currently conducted and (B) acquisitions of inventory and supplies that are in the ordinary course of business);

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, (C) guarantees by the Company of indebtedness or borrowed money of the Company, which indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(ix), and (D) indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.24 of the Company Disclosure Schedule;

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise), any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and other than (A) pursuant to existing agreements in effect prior to the execution of this Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(xi) shall not permit any material Company Registered Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material Company Registered Intellectual Property;

(xii) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company;

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business; and

(xiv) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions in existence on the date of this Agreement;

(xv) shall not, and shall not permit any of its Subsidiaries to, make any material amendment in any Tax Return with respect to any material Tax, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvi) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Subsidiaries (other than the Merger);

(xvii) shall not, and shall not permit any of its Subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business or (B) as may be required by GAAP or applicable Law;

(xviii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business or (B) any claim, liability or obligation not in excess of $50,000 individually, excluding any amounts which may be paid under the Company’s or its Subsidiaries’ insurance policies;

(xix) shall not commence or settle, pay or discharge, any material litigation, investigation, arbitration, or other proceeding or other claim except in the ordinary course not in excess of $150,000 individually;

(xx) shall not authorize any capital expenditure in any manner not reflected in the capital budget of the Company attached as Section 5.1(b)(xx) of the Company Disclosure Schedule in excess of $50,000 in any instance; or

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2 Access.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a reasonable risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any on site procedure, with the Company’s prior written consent. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, dated as of November 17, 2007 between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue to apply.

SECTION 5.3 No Shop; Alternative and Superior Proposals.

(a) Subject to Section 5.3(c), from the date of this Agreement and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or make any other efforts or attempts that constitute or would reasonably be expected to lead to, any Alternative Proposal or engage in any substantive discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, an Alternative Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for an Alternative Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

(b) Subject to Section 5.3(c), the Company shall, and shall direct its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Alternative Proposal. The Company shall seek to enforce the confidentiality provisions contained in any confidentiality agreement previously executed by the Company, including promptly requesting, subject to the provisions of Section 5.3(c), each person that has heretofore executed a confidentiality agreement in connection with its consideration of making any Alternative Proposal, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to promptly enforce such person’s obligation to do so.

(c) At any time from the date of this Agreement and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives an unsolicited bona fide written Alternative Proposal (A) which (i) constitutes a Superior Proposal or (ii) which the Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal and (B) the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that the failure of the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(d) Other than in accordance with Section 5.3, the Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, (each of the foregoing, a “Change of Recommendation”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Board of Directors may, at any time, make a Change of Recommendation if the Board of Directors has concluded in good faith, after consultation with the Company’s legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. No Change of Recommendation shall change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall prohibit or restrict the Board of Directors from making a Change of Recommendation to the extent that the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(g) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of the Company and its Subsidiaries that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of 25% or more of the outstanding shares of Company Common Stock, or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the Shares then outstanding.

As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal on terms that the Board of Directors determines in good faith, and after consultation with the Company’s financial advisors and legal counsel, and considering such factors as the Board of Directors, as applicable, consider to be appropriate, is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement; provided, however, that for purposes of this definition, the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to 50%.

SECTION 5.4 Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall each use all reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement. In connection with the Merger and the Company Meeting, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, the Company shall have no obligation to notify Parent of any matters to the extent that the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting as soon as practicable after mailing the Proxy Statement), (ii) include in the Proxy Statement the recommendation of the Board of Directors, that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Advisor, as applicable, the written opinions of the Advisor, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

SECTION 5.5 Stock Options and other Stock-Based Awards; Employee Matters.

(a) Stock Options and other Stock-Based Awards. Except as otherwise agreed to in writing between the Company, Parent and Merger Sub:

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, be cancelled without any action on the part of the holder thereof. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not vested or exercisable, and that has an exercise price per share that is less than the Merger Consideration shall be entitled to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(ii) At the Effective Time, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (PARSUs) that are then vested shall, as of the Effective Time, be cancelled without any action on the part of the holder thereof. Each holder of Restricted Stock or PARSUs that are vested and outstanding at the Effective Time shall be entitled to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of vested shares of Company Common Stock subject to such Restricted Stock or PARSUs and (y) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The Restricted Stock and PARSUs that are outstanding but not vested at the Effective Time will not be cancelled or converted into the right to receive the Merger Consideration and shall continue in effect after the Effective Time on substantially similar terms, provided that such Restricted Stock and PARSUs would not give rise to any right to receive Company Common Stock or Parent Common Stock after the Effective Time, but that such right would be substituted with the right to an amount of cash equal to the Merger Consideration for each share of Company Common Stock that is the subject of each such Restricted Stock or PARSU.

(iii) Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt any necessary amendments to, or take any necessary actions pursuant to, the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of Sections 5.5(a)(i) and 5.5(a)(ii).

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and employment agreements in accordance with their terms as in effect immediately before the Effective Time including payment of amounts due at the Effective Time and thereafter. In the event Parent desires to retain any current employees of the Company or its Subsidiaries (“Company Employees”) following the Effective Time, then for a period of one year following the

Effective Time Parent shall provide or cause to be provided, to each current employee of the Company and its Subsidiaries total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (giving consideration to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs; provided, however, that Parent shall not be required to provide equity-based compensation, equity-based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period. Nothing in this Section 5.5(b)(i) shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any current employees at any time in accordance with their respective employment arrangements or agreements.

(ii) Without limiting the generality of the preceding paragraph, following the Effective Time, Parent intends to negotiate a set of performance based incentives for certain Company Employees retained by Parent, based on the achievement of business objectives for the conduct of the Company’s business after the Effective Time.

(iii) The Company will use reasonable efforts to amend any employment, severance or other similar agreements with its employees, directors and consultants to comply with Code section 409A in a manner reasonably satisfactory to Parent.

(iv) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to an Old Plan, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(v) The provisions of this Section 5.5(b) are for the sole benefit of the parties of this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.5(b) under or by reason of any provision of this Agreement.

SECTION 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries be required to pay or, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

SECTION 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

SECTION 5.8 Public Announcements. So long as this Agreement is in effect, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 5.9 Director and Officer Liability.

(a) Parent and the Surviving Corporation agree that all rights to exculpation and indemnification (including obligations to advance funds for expenses) existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or by Law or in any agreement between the Company or its Subsidiaries and any director, officer or employee as in effect on the date hereof and disclosed in Section 5.9(a) of the Company Disclosure Schedule (the “Indemnification Agreements”) shall survive the Merger and continue in full force and effect after the Effective Time and the Surviving Corporation shall indemnify each such person to the fullest extent provided for by the certificate of incorporation, by-laws and the Indemnification Agreements, subject to applicable Law. Parent shall not, and shall cause the Surviving Corporation not to, take any action to alter or impair, any exculpatory or indemnification provisions existing in the certificate of incorporation or bylaws of the Surviving Corporation or in the Indemnification Agreements. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company under the Current Policies, and if the annual premium exceeds such amount, the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount; provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors, officers or employees of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9

SECTION 5.10 Notice of Certain Events. Each of the parties hereto shall use reasonable best efforts to promptly notify the other party of:

(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c) the receipt by such party of any notice or other communication from any person alleging that the consent of such person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d) the receipt by such party of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or

(e) the receipt of any Alternative Proposal, or its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

SECTION 6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in the aggregate amount of the Exchange Fund.

SECTION 6.3. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company shall deliver to Parent and Merger Sub a FIRPTA affidavit of its belief that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance reasonably acceptable to Parent.

SECTION 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before July 10, 2008 (the “End Date”), provided that in the event that any applicable waiting period under the HSR Act or Regulatory Law shall not have expired or been terminated prior to the End Date, then either Parent or the Company may elect to extend the End Date until August 9, 2008 by written notice to the other party prior to July 10, 2008 and (ii) the failure of the Effective Time to have occurred by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(c) by either the Company or Parent if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable;

(d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided, however, that the Company is not then in material breach of this Agreement;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided, however, that Parent is not then in material breach of this Agreement;

(g) by the Company, if the Board of Directors has concluded in good faith, after consultation with the Company’s legal counsel and financial advisors, that, in light of a Superior Proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to (x) make or not withdraw the Recommendation or (y) fail to effect a Change of Recommendation in a manner adverse to Parent or (z) fail to pursue a Superior Proposal;

(h) by Parent, if the Board of Directors or any committee thereof shall have approved or recommended a Change of Recommendation or resolved to do so; and

(i) by the Company, if Parent does not (i) satisfy the condition set forth in Section 6.2(d) within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied, and (ii) proceed immediately thereafter to give effect to a Closing.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except: (A) as provided for in the Confidentiality Agreement; (B) as set forth in Section 7.2, as applicable; and (C) for liability arising out of fraud or an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary:

(i) in the event that (A) prior to the termination of this Agreement, any Alternative Proposal or the bona fide intention of any person to make an Alternative Proposal (a “Qualifying Transaction”) is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at the time of, the End Date or the Company Meeting, (B) either (1) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or (2) this Agreement is terminated by Parent pursuant to Section 7.1(f) due to a breach by the Company of any of its covenants or agreements in Section 5.3 or due to an intentional and material breach of any other material covenant, agreement, representation or warranty of the Company in this Agreement, and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and in any instance such Qualifying Transaction shall have been consummated, or

(ii) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g) or 7.1(h),

then the Company shall pay to (or as directed by) Parent a fee of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) in cash (the “Company Termination Fee”).

The Company Termination Fee shall be paid: (a) in the case of clause (i), on the date such Qualifying Transaction is signed or consummated; and (b) in the case of clause (ii), on the date this Agreement is terminated by the Company, in each case by wire transfer of same day funds as directed by Parent reasonably in advance. Upon payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee referred to in this Section 7.2 on more than one occasion.

(b) Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(c) Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

SECTION 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

SECTION 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

SECTION 8.4 Governing Law. This Agreement, and the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 8.5 Remedies; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the parties to this Agreement and the third-party beneficiaries of this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for posting of any bond or other collateral, and Parent and Merger Sub shall not object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at law. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party or third-party beneficiary hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the appropriate courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

Facsimile no. 503-615-8904

Attn: Chief Financial Officer

with copies to:

Ater Wynne LLP

Suite 1800

222 S.W. Columbia Street

Portland, Oregon 97201-6618

Facsimile no. 503-226-0079

Attn: Douglas D. Morris

To the Company:

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, California 95134

Facsimile no. 408-516-9847

Attn: Bruce W. Diamond, President and Chief Executive Officer

with copies to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Facsimile no. 813-229-1660

Attn: Darrell C. Smith

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its affiliates, designate one or more of its affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any of its obligations hereunder and such assignment would not cause a Parent Material Adverse Effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.10 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all other prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement. Except for the provisions of (i) Sections 2.1 (after such time as the Exchange Fund has been returned to the Company from the Paying Agent)and (ii) Section 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to

Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and such knowledge that the Chief Executive Officer would obtain after reasonable inquiry of those employees of the Company who report directly to the Chief Executive Officer. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Delaware are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section

Advisor	3.21

Affiliate Transactions	3.20

affiliates	8.14(a)

Agreement	Introduction

Alternative Proposal	5.3(g)

Board of Directors	First Recital

Book-Entry Shares	2.2(a)(i)

business day	8.14(a)

Cancelled Shares	2.1(b)

Certificate of Merger	1.3

Certificates	2.2(a)(i)

Change of Recommendation	5.3(d)

Closing	1.2

Closing Date	1.2

Code	2.2(b)(iii)

Defined Term	Section

Company	Introduction

Company Approvals	3.3(b)

Company Benefit Plans	3.8(a)

Company Common Stock	2.1(a)

Company Disclosure Schedule	Introductory paragraph to Article III

Company Employees	5.5(b)(i)

Company IT Assets	3.14(f)

Company Material Adverse Effect	3.1

Company Material Contracts	3.16(a)

Company Meeting	5.4(c)(i)

Company Permits	3.6(b)

Company Preferred Stock	3.2(a)

Company Registered Intellectual Property	3.14(a)

Company SEC Documents	3.4(a)

Company Stock Option	5.5(a)(i)

Company Stock Plans	3.2(a)(iii)

Company Stock-Based Awards	3.2(c)(iii)

Company Stockholder Approval	3.22

Company Termination Fee	7.2(a)

Confidentiality Agreement	5.2(b)

Contracts	3.3(c)(i)

control	8.14(a)

Current Policies	5.9(a)

DGCL	First Recital

Dissenting Shares	2.1(e)(i)

Effective Time	1.3

End Date	7.1(b)(i)

Environmental Law	3.7(b)

ERISA	3.8(a)

ERISA Affiliate	3.8(c)

Exchange Act	3.3(b)(ii)

Defined Term	Section

Exchange Fund	2.2(a)

GAAP	8.14(a)

Governmental Entity	3.3(b)(vii)

Hazardous Substance	3.7(c)

HSR Act	3.3(b)(iii)

Indebtedness	8.14(a)

Indemnification Agreements	5.9(a)

Intellectual Property	3.14(c)

knowledge	8.14(a)

Law	3.6(a)

Laws	3.6(a)

Leased Real Properties	3.15(b)

Licenses	3.14(b)

Lien	3.3(c)(i)

Material Lease	3.3(d)(ii)

Measurement Date	3.2(c)

Merger	First Recital

Merger Consideration	2.1(a)

Merger Sub	Introduction

NASDAQ	3.3(b)(vi)

New Plans	5.5(b)(iv)

Old Plans	5.5(b)(iv)

Option and Stock-Based Award Consideration	2.2(a)(ii)

Other Incentive Awards	3.2(c)(iii)

Owned Real Properties	3.15(a)

Parent	Introduction

Parent Approvals	4.2(b)

Parent Disclosure Schedule	Introductory paragraph to Article IV

Parent Material Adverse Effect	4.1

PARSUs	5.5(a)(ii)

Paying Agent	2.2(a)

Defined Term	Section

Permitted Lien	3.3(c)(i)

person	8.14(a)

principal executive officer	3.4(d)

principal financial officer	3.4(d)

Property Encumbrances	3.15(a)

Proxy Statement	3.11

Qualifying Transaction	7.2(a)(i)(A)

Real Properties	3.15(b)

Recommendation	3.3(a)

Regulatory Law	5.6(d)

Representatives	5.2(a)

Restricted Stock	5.5(a)(ii)

SEC	3.4(a)

Securities Act	3.3(b)(iv)

Share	2.1(a)

Software	3.14(f)

SOX	3.4(d)

Subsidiaries	8.14(a)

Superior Proposal	5.3(g)

Surviving Corporation	1.1

Tax Return	3.12(c)(ii)

Taxes	3.12(c)(i)

Termination Date	5.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ Bruce Fournier
Name:	Bruce R. Fournier
Title:	Vice President

ML ACQUISITION, INC.

By:	/s/ Bruce Fournier
Name:	Bruce R. Fournier
Title:	Vice President

WJ COMMUNICATIONS, INC.

By:	/s/ Bruce Diamond
Name:	Bruce W. Diamond
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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